Exhibit 16.1

June 29, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements included under Item 4.01 in the Form 8-K dated June 29, 2012 of Annec Green Refractories Corporation to be filed with the Securities and Exchange Commission and we agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Burr Pilger Mayer, Inc.

E. Palo Alto, California